UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 6, 2014

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2014, Daniel A. Ninivaggi resigned from the board of directors (the “Board”) of CVR Energy, Inc. (the “Company”) and from the board of directors of the general partner of CVR Partners, LP (“CVR Partners”). Mr. Ninivaggi will continue to serve as a director of the general partner of CVR Refining, LP (“CVR Refining”). CVR Partners and CVR Refining are each subsidiaries of the Company.

Effective February 6, 2014, Andrew Roberto has been appointed to the Board and to the board of directors of the general partner of CVR Partners. Mr. Roberto is an Associate of Icahn Enterprises L.P., the Company’s majority stockholder (“Icahn Enterprises”). Mr. Roberto has been employed by Icahn Enterprises since May 2012. Mr. Roberto is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Roberto served as a research analyst at RBS Securities covering the automotive, industrial, coal, homebuilding and building products sectors as a member of the high yield and distressed debt trading team. Mr. Roberto began his career at AllianceBernstein, where he focused on client services and relationship management. Mr. Roberto is also a director of the following subsidiaries of Icahn Enterprises: American Railcar Industries, Inc., a railcar manufacturing company; WestPoint Home LLC, a home textiles manufacturer; and Viskase Companies, Inc., a meat casing company. Mr. Roberto received his B.A. in Economics from Williams College.

Mr. Roberto has been named to serve on the Compensation Committee of the Board and as the chairman of the Nominating and Corporate Governance Committee of the Board. Mr. Roberto will not receive any compensation for serving on the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 10, 2014

CVR Energy, Inc.

By:	/s/ Edmund S. Gross
Edmund S. Gross,
Senior Vice President, General Counsel and Secretary